Exhibit 4.2

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment to Preferred Stock Rights Agreement (this “Amendment”) is entered into as of this 12th day of November, 2004 by and between palmOne, Inc., a Delaware corporation (the “Company”) and Equiserve Trust Company, N.A. (the “Rights Agent”).

RECITALS

WHEREAS, on September 25, 2000, the Company entered into a Preferred Stock Rights Agreement (the “Rights Agreement”) with Fleet National Bank, the predecessor in interest to the Rights Agent;

WHEREAS, on April 29, 2004, the Company’s Board of Directors approved an amendment to Section 7(b) of the Rights Agreement changing the exercise price of a Right to one hundred ten dollars ($110.00).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement) prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), in any respect;

WHEREAS, the Distribution Date has not occurred;

WHEREAS, Section 27 of the Rights Agreement further provides that the Rights Agent shall duly execute and deliver any supplement or amendment to the Rights Agreement requested by the Company, which satisfies the terms of Section 27; and

WHEREAS, in connection with the amendment of the exercise price, the Rights Agent has requested certain additional changes to the Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Amendment to Section 7(b) of the Rights Agreement. Section 7(b) of the Rights Agreement shall be amended in its entirety to read as follows:

“The Exercise Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be one hundred ten dollars ($110.00), shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

2. Amendment to Form of Rights Certificate. The first sentence of the first paragraph of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement is amended and restated to read in its entirety as follows:

“This certifies that                             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of September 25, 2000, (the “Rights Agreement”), as amended, between palmOne, Inc., a Delaware corporation (formerly named Palm, Inc., the “Company”), and Equiserve Trust Company, N.A. (as the successor in interest to Fleet National Bank, the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on November 6, 2010 at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth (1/1,000) of a fully paid and non-assessable share of Series A Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at an Exercise Price of one hundred ten dollars ($110) per one-thousandth of a Preferred Share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.”

3. Amendment to Summary of Rights. The sentence set forth next to the heading “Preferred Stock Purchasable Upon Exercise of Rights” in the Summary of Rights attached as Exhibit C to the Rights Agreement is amended and restated to read in its entirety as follows:

“After the Distribution Date, each Right will entitle the holder to purchase for one hundred ten dollars ($110) (the “Exercise Price”) a fraction of a share of the Company’s Preferred Stock with economic terms similar to that of one share of the Company’s Common Stock.”

4. Amendment to Section 21 of the Rights Agreement. Section 21 of the Rights Agreement shall be amended in its entirety to read as follows:

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If there is a transfer agency relationship in effect between the Company and Rights Agent, and that relationship terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice to transfer agents or holders of the Rights Certificates will be sent by the Company, provided that Rights Agent promptly provides a list of and contact information for such holders. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

5. Amendment to Add a New Section 35 to the Rights Agreement. The Rights Agreement shall be amended to add a new Section 35 that shall read as follows:

“Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

6. No Other Changes. The remainder of the Rights Agreement shall remain unchanged.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original, and each of the counterparts when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

PALMONE, INC.

By:	/s/ Mary E. Doyle
Name:	Mary E. Doyle
Title:	Senior Vice President, General Counsel and Secretary

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Carol Mulvey-Eori
Name:	Carol Mulvey-Eori
Title:	Managing Director